Exhibit 10

BOARD OF DIRECTORS RESOLUTION

FOR

MEGOLA, INC.

The Directors of Megola, Inc. (the “Company”), a Nevada corporation located at 8891 Brighton Lane Suite 108, Bonita Springs, Florida 34135 have unanimously resolved to adopt the following resolutions as of March 22, 2024.

Further, the Directors have unanimously voted to adopt these resolutions without a meeting and have also unanimously voted to waive all notice requirements for such a meeting.

RESOLUTIONS

1)	The Company is hereby authorized to offer 400,000,000 of its common stock under Regulation A of the Securities Act of 1933, as amended (the “Reg. A Offering”).
2)	The terms of the Reg. A Offering shall be determined by the Company’s executive management.

This resolution has been entered as of the date first listed above.

DIRECTORS:

By: ___________________________________

Mark Suchy

By: ___________________________________

Simon Johnston

By: ___________________________________

Joshua Johnston

By: ___________________________________

Robert Gardiner